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Exhibit 1

May 18, 2004

Alberta Securities Commission

British Columbia Securities Commission

Saskatchewan Financial Services Commission

The Manitoba Securities Commission

Ontario Securities Commission

L'Autorité des marchés financiers

Nova Scotia Securities Commission

Office of the Administrator, New Brunswick

Securities Commission of Newfoundland

Registrar of Securities, Prince Edward Island

Registrar of Securities, Government of the Yukon Territory

Securities Registry, Government of the Northwest Territories

Nunavut Legal Registry

TSX

NYSE

Dear Sirs:

Subject:

Talisman Energy Inc.

We confirm that the following materials were sent by pre-paid mail on  May 14, 2004 to those registered and non-registered shareholders of the subject Corporation who completed and returned a supplemental mail list card requesting receipt of Interim Financial Statements:

1.

First Quarter Interim Report for the three months ended March 31, 2004

In compliance with regulations made under the Securities Act, we are providing this material to you in our capacity as agent for the subject Corporation.

We further confirm that Electronic Notice was provided to those shareholders that consented to Electronic Document Delivery.

Yours truly,

“signed by”

Tracy Williams

Mailing Professional

ClientServicesMailings@Computershare.com

cc:

Talisman Energy Inc.

Attention:

Ardith Wagner

TW\02\45765